Steve Newlin Chairman & Chief Executive Officer Univar Inc. 3075 Highland Parkway, Suite 200 Downers Grove, IL 60515 USA

February 1, 2018

Dear David:

I am very pleased to formally offer you the role of President and Chief Executive Officer, Univar Inc. In this role, you will report to the Univar Board of Directors. Between now and May 9, 2018 we will work together to transition all strategic, investor, people leadership and operational aspects of our business. After May 9, I will continue to support you as Executive Chairman of the Board.

David, as you know, we conducted a careful and deliberate CEO search to ensure we had the right individual to lead our Company through its next chapter. I am extremely confident in our selection. Your deep industry knowledge, growth mindset and engaging leadership style uniquely positions you for success as Univar’s next CEO. I have appreciated your partnership over the last 24 months and I am proud of the progress that has been made in defining and embedding our three strategic priorities and laying the foundation for meaningful culture change. Your unwavering commitment to Commercial Greatness, Operational Excellence and One Univar will fuel the long-term success of our Company

The compensation terms of this offer are included on the attached Compensation Summary Sheet. Please let me know if you have any questions regarding this package.

On behalf of the Board, the Operating Council and our team of over 8500 employees, I want to congratulate you on your appointment to CEO. We clearly have the right leader to continue to energize our talented employees and profitably grow our company.

Best Regards,

Stephen D. Newlin
Chairman & Chief Executive Officer

Cc:    D. Sparacino
J. Carr

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